PNCCPAs

December 1, 2009

Mr. Kevin Brennan
Chairman of the Board of Directors
Optimized Transportation Management, Inc.
707 Grant Street, Suite 2307
Pittsburgh, PA 15219

Dear Kevin:

This is to confirm that the client-auditor relationship between Optimized Transportation Management, Inc. (Commission File No. 000-53405) and Pender Newkirk & Company LLP has ceased.

Yours very truly,

Thomas J. Bellante, C.P.A.

cc: Chief Accountants Office, Securities and Exchange Commission